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

----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[X] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |  NTL Incorporated   (NTLI)                     |                                        |
|  Blumenthal            George       S. |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X  Officer              Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
|                                        |                       |     12/31/1998         |  Chairman and Treasurer                |
|  110 East 59th Street                  |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  New York, NY  10022                   |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
| 12-3/4% Senior Deferred       |  11/2/98   |   P     |  $100,000      |(A) | $88,125 |   $100,000      |(D) |                    |
|  Coupon Notes due 2005        |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $0.2625 |1/30/|  J(1)   |          |   13,889 |IMMED|7/30/|Common    |   13,889 |          |        0 |(D) |          |
|Option    |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|("ESO")   |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $0.2625 |1/30/|  J(1)   |   13,889 |          |IMMED|7/30/|Common    |   13,889 |          |   13,889 |(I) | Trust(1) |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $0.7275 |1/30/|  J(1)   |          |   12,444 |IMMED|7/30/|Common    |   12,444 |          |        0 |(D) |          |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $0.7275 |1/30/|  J(1)   |   12,444 |          |IMMED|7/30/|Common    |   12,444 |          |   12,444 |(I) | Trust(1) |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $0.7275 |1/30/|  J(1)   |          |   32,000 |IMMED|7/30/|Common    |   32,000 |          |        0 |(D) |          |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $0.7275 |1/30/|  J(1)   |   32,000 |          |IMMED|7/30/|Common    |   32,000 |          |   32,000 |(I) | Trust(1) |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $2.10   |1/30/|  J(1)   |          |   33,333 |IMMED|7/30/|Common    |   33,333 |          |        0 |(D) |          |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $2.10   |1/30/|  J(1)   |   33,333 |          |IMMED|7/30/|Common    |   33,333 |          |   33,333 |(I) | Trust(1) |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $2.67   |1/30/|  J(1)   |          |    8,333 |IMMED|4/9/ |Common    |    8,333 |          |        0 |(D) |          |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $2.67   |1/30/|  J(1)   |    8,333 |          |IMMED|4/9/ |Common    |    8,333 |          |    8,333 |(I) | Trust(1) |
|          |         |1998 |         |          |          |     |2001 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $36.50  |3/2/ |    A    |  950,000 |          | (2) |3/1/ |Common    |  950,000 |          |  950,000 |(D) |          |
|          |         |1998 |         |          |          |     |2008 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $8.813  |4/27/|  J(3)   |          |  300,000 |IMMED|5/25/|Common    |  300,000 |          |1,046,477 |(D) |          |
|          |         |1998 |         |          |          |     |2003 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $8.813  |4/27/|  J(3)   |  300,000 |          |IMMED|5/25/|Common    |  300,000 |          |  300,000 |(I) | Trust(3) |
|          |         |1998 |         |          |          |     |2003 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $22.875 |7/6/ |  J(4)   |          |    9,432 |IMMED|5/17/|Common    |    9,432 |          |  123,568 |(I) | Trust(4) |
|          |         |1998 |         |          |          |     |2005 |Stock     |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| ESO      | $22.875 |7/6/ |  J(4)   |    9,432 |          |IMMED|5/17/|Common    |    9,432 |          |  143,099 |(D) |          |
|          |         |1998 |         |          |          |     |2005 |Stock     |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Transfer from George S. Blumenthal to The George S. Blumenthal 1998 Annuity Trust
(2) 10% become exercisable on January 1, 1999, 15% become exercisable on January 1, 2000, 15% become exercisable on January 1, 2001,
    20% become exercisable on January 1, 2002, 20% become exercisable on January 1, 2003 and the remaining 20% become exercisable on
    January 1, 2004.
(3) Transfer from George S. Blumenthal to The George S. Blumenthal 1998 Annuity Trust II
(4) Transfer from The George S. Blumenthal Annuity Trust to George S. Blumenthal




**Intentional misstatements or omissions of facts constitute Federal              /s/ George S. Blumenthal               02/16/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

George S. Blumenthal                                               NTL Incorporated                                      12/31/1998
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